Exhibit 99.1

For Immediate Release	Contact:	Millie Brogle

(800) 600-6422, ext. 6452

INDEPENDENCE TAX CREDIT PLUS L.P.

RESPONDS TO TENDER OFFER

New York, New York, May 5, 2006 -- Independence Tax Credit Plus L.P. (“Independence”) responded today as follows to an unsolicited tender offer (the “Offer”) by Peachtree Partners, Ira Gaines and Barry Zemel (collectively, the “Offerors”) to purchase up to 76,786 units, or approximately 4.9% of the outstanding limited partnership units, of Independence at a price of $25 per unit, less certain reductions to that purchase price (including an “administrative fee” of $150 per selling investor) as described in the Offerors’ written tender offer materials dated April 26, 2006 (the “Offering Materials”). The Offerors are not affiliated with Independence or its general partner.

Independence expresses no opinion and is neutral with respect to whether or not unit holders should tender their units in response to the Offer. As Independence has previously disclosed to its unit holders, Independence is in the process of liquidating its portfolio of investments in other limited partnerships. It is uncertain at this time how much money, if any, will be realized by Independence and its unit holders from the liquidation of Independence’s investments. Independence has not prepared itself or received from any third party any valuations of its investments. Accordingly, Independence takes no position on whether or not the Offer and its purchase price are attractive or unattractive to unit holders from an economic point of view. Independence notes, however, that the administrative fee of $150 per selling investor may substantially reduce the net sales proceeds received by a selling unit holder. Independence further notes that this $150 “administrative fee” is being charged and received by the Offerors and not by Independence itself. Independence imposes only a $50 fee for its processing of transfer requests.

In addition, unit holders may also wish to consider the following:

First, the Offer raises certain questions about its potential impact on Independence’s tax status for federal income tax purposes. Independence is currently treated, and has since its inception been treated, as a partnership and a pass-through entity for federal income tax purposes -- a tax status that is desirable and beneficial to Independence and its investors. That beneficial tax status might be lost, and Independence might be taxed as a corporation, if it were deemed to be a “publicly traded partnership” within the meaning of the Internal Revenue Code and certain regulations promulgated by the Internal Revenue Service. It is uncertain whether or not the Offer, if consummated, might cause Independence to be deemed a “publicly traded partnership” since the Offer by itself and/or in combination with other transfers of Independence’s units, could result in a transfer of more than two percent of the interests in Independence during the year, which might prevent it from relying on an Internal Revenue Service “safe harbor” protecting against publicly traded partnership treatment. Accordingly, Independence will only permit units to be transferred pursuant to the Offer if the general partner determines, in its sole discretion, either that the cumulative total number of transfers in any tax year (including transfers prior to the Offer, transfers pursuant to the Offer and any amount reserved for future transfers outside of the Offer) falls within the safe harbor or that the Offerors have provided sufficient assurances and protection to Independence, its partners and unit holders to allow the transfers notwithstanding the potential violation of the two percent limitation safe harbor. In order to address these concerns, the Offerors must provide Independence with (i) an opinion of counsel that the Offer will not result in Independence being deemed to be a “publicly traded partnership”

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for federal income tax purposes and (ii) an agreement to indemnify Independence, its partners and its unit holders for any loss or liability relating to any adverse tax consequences arising from the Offer. This legal opinion and indemnity must be in a form and content satisfactory to Independence and its counsel.

Second, unit holders are reminded that any unit holder wishing to sell his, her or its units must complete Independence’s standard transfer and subscription documentation in accordance with Independence’s standard practices and procedures. Among other things, each selling unit holder must individually sign each of Independence’s required transfer documents. Pursuant to Independence’s well-established practices and procedures, Independence does not accept and, and will not accept in connection with the Offer, signatures by persons other than the selling unit holder who purport to act based on a power of attorney executed by the unit holder. Persons who wish to sell their units to the Offerors should so advise the Offerors, which will obtain from Independence, and deliver to the selling unit holder, the required standard transfer documentation.

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Each unit holder should consult with his, her or its own investment, tax and legal advisors in deciding whether or not to tender units in response to the Offer. As a precaution to make sure that any tendering unit holder is aware of the disclosures contained in this press release, Independence will require, as a condition to processing transfer requests, each tendering unit holder to sign a written statement acknowledging that they are aware of and understand the disclosures contained in this press release and that they wish to proceed with the sale of their units to the Offerors anyway.

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Certain statements in this press release may constitute forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are detailed in Independence Tax Credit Plus L.P.’s Annual Report on Form 10-K for the period ended March 31, 2005, and in its other filings with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this press release. Independence Tax Credit Plus L.P. expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Independence Tax Credit Plus L.P.’s expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.

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